UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2008 (October 1, 2008)

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	000-51112	20-2118147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer dentification No.)

1701 Bass Road, Macon, Georgia 31210

(Address of Principal Executive Offices)

(478) 476-2170

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06        Material Impairments.

On October 1, 2008, Atlantic Southern Financial Group, Inc. (the “Company”), the bank holding company for Atlantic Southern Bank (the “Bank”), determined that the value at September 30, 2008, with respect to the Company’s investments in the preferred stock of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”), was impaired.

On September 7, 2008, the United Stated Department of Treasury and the Federal Housing Finance Agency (the “FHFA”) announced, among other things, that Freddie Mac and Fannie Mae were being placed under conservatorship, that control of their management was being given to their regulator, the FHFA, and that Fannie Mae and Freddie Mac were prohibited from paying dividends on their common and preferred stock.  Following this announcement, the estimated fair market value of the Company’s investment in Freddie Mac and Fannie Mae preferred stock has declined significantly and it remains unclear when and if the value of this investment will improve.  The Company has 5,365 shares of Freddie Mac series F preferred stock and 40,000 shares of Fannie Mae series R preferred stock.  At June 30, 2008, the Company had investments in Freddie Mac and Fannie Mae preferred stock having a cost basis of $1,250,009 and a carrying value of $1,151,115.  As of the market close on September 30, 2008, however, the total market value of these securities declined to $84,725, resulting in an unrealized loss, on a pre-tax basis, to the Company on these securities of $1,165,284.

As a result of these events, the Company recorded a non-cash other than temporary impairment on these securities for the quarter ended September 30, 2008 in the amount of $722,477 (net of tax benefit).  Management estimates that if the Company was required to write down the value of the securities to zero, the Bank would remain “well capitalized” under the federal prompt corrective action regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

DATE: October 6, 2008	By:	/s/ Carol W. Soto
Carol W. Soto
Secretary and Chief Financial Officer